News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

Contacts:
Media: Audrey Schaefer (240) 876-1588
Investors: Paul Blalock (703) 433-4300

NEXTEL CONFIRMS STRONG BUSINESS TRENDS
Nextel Firmly on Track to Achieve 2003 Guidance

PHOENIX – January 5, 2004 – In the opening session of the Smith Barney Citigroup Media and Telecommunications Conference in Phoenix, Ariz., Nextel Communications Inc. (NASDAQ: NXTL) Vice President and Treasurer Richard S. Lindahl will inform investors of the company’s strong business trends and reaffirm its full-year 2003 guidance. Lindahl will state that Nextel expects net subscriber additions of 2.2 million or better, operating income before depreciation and amortization of $4.1 billion or more, free cash flow of $1 billion or more, earnings per share of $1.15 or more, and capital expenditures of $1.8 billion or less for 2003.

“The early read on 2003 is that Nextel accomplished its goals and we anticipate announcing 2003 full year results and providing 2004 guidance in February,” said Lindahl.

Lindahl’s presentation, which begins today at 10am Eastern/8am Mountain, can be accessed via web cast on http://www.veracast.com/webcasts/sbcitigroup/emt-2004/41101188.cfm.

About Nextel
Nextel Communications, a FORTUNE 300 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Today 95 percent of FORTUNE 500® companies are Nextel customers. Nextel and Nextel Partners, Inc. currently serve 293 of the top 300 U.S. markets where approximately 248 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including our expectations concerning our financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual experience results to differ from its current expectations. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2002 and in its Form 10-Q for the third quarter of 2003. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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